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                                                                     Exhibit 5.1


                        [COOLEY GODWARD LLP LETTERHEAD]


October 22, 1999

BroadVision, Inc.
585 Broadway
Redwood City, CA  94063

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by BroadVision, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the underwritten public offering of up to 2,587,500 post-split shares of common stock (the "Shares"), including 337,500 shares for which the Underwriters have been granted an over-allotment option.

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation, as amended, and Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Shares will be sold by the Underwriters at a price established by the Pricing Committee of the Company's Board of Directors.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

COOLEY GODWARD LLP



By: /s/ Jamie E. Chung
   ------------------------
    Jamie E. Chung